SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

March 15, 2004
Date of Report (Date of earliest event reported)

StockerYale, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts (State or other jurisdiction of incorporation)	000-27372 (Commission File No.)	04-2114473 (IRS Employer Identification No.)

32 Hampshire Road, Salem, New Hampshire
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:
(603) 893-8778

Not applicable
(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure.

     Press Release, issued March 15, 2004.

Item 7. Financial Statements and Exhibits.

(C) Exhibits

     On March 15, 2004, StockerYale issued the press release attached hereto as Exhibit 99.1 concerning financial results for its fourth quarter and fiscal year ended December 31, 2003. The press release is incorporated herein by this reference.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

StockerYale, Inc.

Date:	March 15, 2004	By:	/s/ Francis J. O'Brien Francis J. O'Brien Chief Financial Officer and Secretary

2 / STKR /	FORM 8-K

EXHIBIT 99.1

Press Contacts:	James Gargas StockerYale, Inc. (603) 870-8217 email: jgargas@stockeryale.com

STOCKERYALE ANNOUNCES FOURTH QUARTER AND END-OF- YEAR FINANCIAL RESULTS FOR FISCAL 2003

Company Reports Lower Operating Loss, Significant Increase In Order Bookings And

Record Revenue Outlook For First Quarter

Salem, NH, March 15, 2004 - - StockerYale, Inc., (NASDAQ: STKR), a leading independent provider of photonics-based products today announced its financial results for the fourth quarter and fiscal year ended December 31, 2003.

Sales for the fourth quarter 2003 totaled $3.3 million, which represents an increase of approximately 6% compared with $3.1 million recorded in the fourth quarter of 2002. For the same period the operating loss declined from $4.5 to $4.0 million. Excluding non-cash charges for asset impairment, the fourth quarter operating loss declined from $2.9 million in 2002 to $2.7 million in 2003. For the year ended December 31, 2003 , sales increased 9% from $12.9 million to $14.1 million. However, comparable sales increased 16% or $1.9 million to $14.1 million if 2002 sales from the Company's former printer/recorder business, which was transferred to a distributor in November 2002 are excluded.

"While 2003 was another challenging year for StockerYale, we believe that the actions taken over a year ago will enable the Company to benefit from improving global market conditions in 2004," said Mark W. Blodgett, chief executive officer. "The dramatic restructuring of operations to reduce costs, a refocused product development effort, a more diversified sales strategy that created new sales channels in the defense and medical markets for our lasers, and advanced LEDs for high-performance machine vision applications have positioned the Company for marked improvement in 2004," Blodgett added.

Outlook

"In the fourth quarter of 2003 we began to see signs of recovery across all product lines, as well as the acceptance of new products introduced during the second half of the year," said Mark W. Blodgett. "That trend has accelerated in 2004 with a near doubling of our backlog over the last four months and we anticipate record revenues in the first quarter 2004," Blodgett added.

"We have recently taken several important steps to improve the quality and liquidity of our balance sheet, thereby reducing interest expense and overall indebtedness. Having navigated the Company through the global recession and the significant downturn in the telecommunications sector, management recognized the need for improved operational leadership. Under the direction of Ricardo Diaz as chief operations officer, the Company is implementing a program to increase near-term revenues while continuing to improve its operational cost structure."

"The Company is benefiting from long-term investments in structured light lasers, our chip-on-board LED technology and diffractive optics. While pleased with the rebound in our traditional machine vision and assembly inspection markets, we are implementing a product development strategy to increase long-term sales growth in new markets. Currently we are introducing lasers for both defense and bio-medical applications, LEDs for dermatology (PDT) and fluorescence spectroscopy (pathogen detection) and next generation phase masks for DNA sequencing, linear encoders and satellite communications. Lastly, while there are early signs of a turnaround in the telecom component market, the Company continues to target select specialty fibers at the sensing, seismic exploration and military gyroscope markets, all of which will take time to develop, but represent profitable long-term growth opportunities."

"Given higher sales expectations and our leaner operating structure, I am optimistic that we will see sequential improvement in the Company's financial performance throughout 2004," concluded Blodgett.

Recent Highlights

•  Completed a $6.6 million equity/convertible note offering. Proceeds were used to pay off the Salem , New Hampshire mortgage, pending the facility's sale, and for working capital purposes.

•  Technology capital spending is showing signs of recovery having received Asian orders in January 2004 totaling $929,000 for advanced inspection & imaging systems for disk drive and semiconductor inspection and data management systems.

•  Announced the availability of a first-in-class, "low-speckle" laser that utilizes patent- pending technology for high-performance machine vision systems. This product is the culmination of several years of research funded by Canada 's National Research Council (NRC).

•  Achieved record 2003 LED sales, including infrared illuminators for mobile security ID systems. Introduced advanced COBRA™ (chip-on-board reflective array) LED technology that delivers 80% greater light output then standard chip-on-board technology.

•  Reduced 2003 head count 20% while increasing comparable revenues 16%.

•  Cash flow from 2003 operations improved $7.0 million or 55% principally due to a reduced net loss and improved working capital contributions of $3.9 million and $2.2 million, respectfully.

Financial Review

Revenues for the year ended December 31, 2003 increased 9% from $12.9 million to $14.1 million. Year-to-year comparable net revenues, excluding the transfer of the printer/recorder line in 2002, increased 16% or $1.9 million to $14.1 million. Sales growth was led by LEDs, (114% increase), lasers, (12%), and the Company's Singapore subsidiary (35%). Gross profit for fiscal 2003 increased 60% to $2.9 million from $1.8 million in 2002

Operating expenses in fiscal 2003 declined 22% from $17.1 million to $13.3 million. This decline reflected a 41% reduction in R&D spending, (primarily from the telecom area), and an 18% reduction in SG&A expenses. Due to higher revenues, improved gross margin and a lower cost structure, the operating loss decreased 38% from $15.2 million to $10.3 million.

Excluding non-cash asset impairment charges of $1.9 million in 2003 and $1.6 million in 2002, the operating loss declined from $13.7 million to $8.4 million, which represents a 39% improvement over the prior year.

Sales for the fourth quarter 2003 totaled $3.3 million versus $3.1 million recorded in the fourth quarter 2002. Orders for the fourth quarter totaled $3.5 million compared to $3.1 million in the prior year and $3.5 million in the third quarter 2003, reflecting improved order activity in the second half. The Company reported a fourth quarter operating loss of $4.0 million in 2003 compared to $4.5 million in the comparable period in 2002.

Use of Non- GAAP Financial Measures

The Company provides non-GAAP financial measures to complement its consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures are intended to supplement the user's overall understanding of the Company's current financial performance and its prospects for the future. Specifically, the Company believes the non-GAAP results provide useful information to both management and investors by identifying certain expenses, gains and losses that, when excluded from the GAAP results, may provide additional understanding of the Company's core operating results or business performance. However, these non-GAAP financial measures are not intended to supercede or replace the Company's GAAP results.

About StockerYale

StockerYale, Inc., headquartered in Salem, NH, is an independent designer and manufacturer of structured light lasers, light emitting diodes, (LEDs), fiber optic, and fluorescent illumination technologies as well as specialty optical fiber and phase masks for use in a wide range of markets and industries including the machine vision, telecommunications, aerospace, defense and security, utilities, industrial inspection, and medical markets.

StockerYale serves a widely varied, international customer base and reinvests a significant percentage of its revenues in R&D to meet the future requirements of its customers. StockerYale has offices and subsidiaries in the U.S. , Canada , Europe , and the Pacific Rim .

For more information about StockerYale and their innovative products, contact StockerYale, Inc., 32 Hampshire Rd. , Salem , NH , 03079 . Call 800-843-8011; Fax 603-893-5604;

Notice to Investors:

This press release contains forward-looking statements that do not give full weight to all the potential risks, but relate to StockerYale's plans, objectives, and expectations, which are dependent upon a number of factors outside of StockerYale's control including, but not limited to: uncertainty that StockerYale's new photonics-based products launched in 2002 will gain market \acceptance; the risk that delays and unanticipated expenses in developing new products could delay the commercial release of those products and affect revenue estimates; the risk that one of our competitors could develop and bring to market a technology that is superior to those products that we are currently developing; and StockerYale's ability to capitalize on its significant research and development efforts by successfully marketing those products that the Company develops. You should also refer to the discussion under "Certain Factors Affecting Operating Results" in StockerYale's form 10K for additional matters to be considered in this regard. Thus, actual results may differ materially. All Company, brand, and product names are trademarks or registered trademarks of their respective holders. StockerYale undertakes no duty to update any of these forward-looking statements.

This press release also contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to, among other things, the Company's future operating results and sales trends. Reliance should not be placed on forward looking statements because they involve known and unknown risks, uncertainties and other factors which are in some cases, beyond the control of StockerYale, which may cause the actual results, performance or achievements of the Company to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements.

Consolidated Statement of Operations

($ In thousands except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Net Sales	$3,277	$3,105	$14,117	$12,992
Cost of Sales	3,014	2,911	11,173	11,159
Gross Profit	263	(194)	2,944	1,833
Research & Development Expenses	1,017	962	3,664	6,203
Selling, General & Administrative Expenses	1,912	2,047	7,389	8,964
Asset Impairment	1,300	1,570	1,905	1,570
Amortization of Goodwill and Intangible Assets	79	77	318	329
Operating Income/(Loss)	(4,045)	(4,462)	(10,332)	(15,233)
Interest & Other Income/(Expense)	(54)	(122)	(169)	142
Interest Expense	498	152	1,224	417
Pretax Income/(Loss)	(4,597)	(4,736)	(11,725)	(15,508)
Net Loss	(4,657)	(4,736)	(11,650)	(15,508)
Loss Per Share	($0.31)	($0.37)	($0.84)	($1.22)

Consolidated Balance Sheet

($ In thousands except per share data)

December 31, 2003

	2003	2002
Assets
Cash	$1,008	$3,070
Restricted Cash	0	2,000
Accounts Receivable, Net	2,134	2,200
Inventory	3,799	4,478
Other Current Assets	188	747
Total Current Assets	$7,129	$12,495

Property, Plant & Equipment, Net	$20,550	$23,650
Other Assets	5,028	5,175

	$32,707	$41,320

Liabilities & Stockholders Equity
Short-Term Debt	$ 8,186	$12,752
Current Liabilities	3,118	3,510
Total Current Liabilities	$11,304	$16,262

Other Liabilities	287	0
Long-Term Debt	3,934	96
Stockholders Investment	17,182	24,962

	$32,707	$41,320

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3 / STKR /	END	FORM 8-K